Exhibit 10.3

AMENDMENT NO. 3

TO

CREDIT AGREEMENT

This AMENDMENT NO. 3 to CREDIT AGREEMENT, dated as of October 5, 2010 (this “Amendment”), is entered into among NALCO HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NALCO COMPANY, a Delaware corporation (the “U.S. Borrower”), each other Loan Party and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders and as agent for the Secured Parties (in such capacity, the “Administrative Agent”), and amends the Credit Agreement dated as of May 13, 2009 (as amended to the date hereof and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among Holdings, the U.S. Borrower, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent, and the other financial institutions party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the U.S. Borrower has requested that the Lenders amend the Credit Agreement and the U.S. Collateral Agreement to effect the changes described below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

Section 1. Amendments to the Credit Agreement

(a) The following definitions are added to Section 1.01 of the Credit Agreement in proper alphabetical order:

““Amendment No. 3 Effective Date” shall mean October 5, 2010, the date of effectiveness of Amendment No. 3 to this Agreement in accordance with the terms thereof.

“Tranche B-1 Maturity Date” shall have the meaning assigned to such term in the Joinder Agreement, dated as of October 5, 2010, by and among the Administrative Agent, Holdings, the U.S. Borrower and the Tranche B-1 Lenders.”

(b) Section 1.01 of the Credit Agreement is hereby amended by:

(i) deleting the definition of “Net Proceeds” contained therein and replacing it with the following:

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by Holdings, the U.S. Borrower or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and lease-back of assets and any mortgage or lease of real property) to any person of any asset or assets of Holdings or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i) or (k)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, if received by a Foreign Subsidiary, repatriation costs and taxes associated with domesticating such net proceeds, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the New Senior Notes or the Existing Notes or any Permitted Refinancing Indebtedness that refinances the New Senior Notes, Existing Notes or Finance Notes, as applicable), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes or Tax Distributions paid or payable as a result thereof, provided that, (i) if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds of sales, transfer, leases or other dispositions permitted by Section 6.05(h) in an amount not to exceed $200 million since the Closing Date setting forth Holdings’ intention to use any portion of such proceeds, to, in each case within 12 months of such receipt, repay Existing Notes in accordance with Section 6.09(b)(i)(2)(x) and/or Finance Notes in accordance with Section 6.06(j)(ii), such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and (ii) with respect to the Specified Asset Sale permitted by Section 6.05(j), notwithstanding the subsequent proviso in this clause (a), the U.S. Borrower shall be required to use a portion of such proceeds thereof (not to exceed 50% of such proceeds thereof) to prepay Term Borrowings pursuant to Section 2.11(c) in an amount (the “Specified Asset Sale Prepayment Amount”) that is necessary so that the Secured Leverage Ratio as of the end of the most recent Test Period, determined on a Pro Forma Basis after giving effect to such Specified Asset Sale and prepayment of Term Borrowings, is less than 1.75 to 1.0 and, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ intention to use any portion of such proceeds in excess of the Specified Asset Sale Prepayment Amount, to, in each case within 12 months of such receipt, either (I) repay Existing Notes in accordance with Section 6.09(b)(i)(2)(y) and/or Finance Notes in accordance with Section 6.06(j)(iii) or (II) acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), all such proceeds thereof in excess of the Specified Asset Sale Prepayment Amount shall not constitute Net Proceeds except to the extent not so used within such 12-month period; provided further that, except (A) in the case of the sale, transfer or other disposition of an asset or group of related assets resulting in Net Proceeds in excess of $150.0 million, with respect to any such Net Proceeds in excess of $150.0 million or (B) in the case of the Specified Asset Sale, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $15.0 million, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the U.S. Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds.

(ii) deleting the definition of “Permitted Additional Notes” contained therein and replacing it with the following:

““Permitted Additional Notes” shall mean senior or senior subordinated unsecured notes issued by, or bridge loans borrowed by, the U.S. Borrower and guaranteed by the Domestic Subsidiary Loan Parties, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, including in the form of original issue discount, and redemption premiums), taken as a whole, are not more restrictive in any material respect to the Loan Parties than those in the New Senior Note Documents, and (c) of which no Subsidiary of Holdings (other than the U.S. Borrower or a Domestic Subsidiary Loan Party) is an obligor.”

(iii) deleting the definition of “Required Percentage” contained therein and replacing it with the following:

““Required Percentage” shall mean, with respect to an Excess Cash Flow Period, (i) 50%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 4.50 to 1.00, (ii) 25%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 3.50 to 1.00 but less than 4.50 to 1.00 and (iii) 0%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is less than 3.50 to 1.00.”

(c) Section 2.05(b) of the Credit Agreement is hereby amended by deleting the words “; provided that no more than $150.0 million in face amount of Dollar Letters of Credit may be issued for the account of Mobotec” from clause (ii) of the third sentence of such Section.

(d) Section 6.01(g) of the Credit Agreement is hereby amended by deleting the words “60 days” and replacing them with the words “90 days”.

(e) Section 6.01(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(k) other Indebtedness of Holdings or any Subsidiary in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $400.0 million; provided however that all of such Indebtedness, if incurred by Foreign Subsidiaries only, may be secured by a Lien on the Collateral under the Security Documents so long as the lender of such Indebtedness is at the time of incurrence or therefter a Lender or an Affiliate of a Lender and the U.S. Borrower shall deliver to the Administrative Agent a Schedule 6.01(k) to the Credit Agreement that identifies the amount of such Indebtedness, if any, that has been incurred by Foreign Subsidiaries and designates such Indebtedness as Indebtedness of Foreign Subsidiaries which shall be secured by a Lien on the Collateral together with a copy of the document governing such Indebtedness;”

(f) Section 6.04(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)(i) Investments by any Borrower or any Subsidiary in the Equity Interests of any Borrower or any Subsidiary; (ii) intercompany loans from any Borrower or any Subsidiary to any Borrower or any Subsidiary; (iii) Guarantees by the U.S. Borrower or any Domestic Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the U.S. Borrower or any Subsidiary; and (iv) Guarantees by non-Loan Parties of Indebtedness or other obligations of non-Loan Parties; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Domestic Subsidiary Loan Parties, plus (B) intercompany loans from the Loans Parties after the Closing Date to Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by the Loan Parties after the Closing Date of Indebtedness of Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (x) $350.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to this paragraph b(i)), plus (y) the portion, if any, of the Applicable Amount on the date of such election that Holdings elects to apply to this Section 6.04(b);”

(g) Section 6.04(g) of the Credit Agreement is hereby amended by deleting the words “$10.0 million” and replacing them with the words “$25.0 million”.

(h) Section 6.04(m) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(m) Investments constituting Permitted Business Acquisitions; provided that Investments constituting Permitted Business Acquisitions by the Loan Parties pursuant to this paragraph (m) of Subsidiaries that are not Domestic Subsidiary Loan Parties following the consummation of such Permitted Business Acquisition, which shall be deemed to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01 in connection with such Permitted Business Acquisitions by such Subsidiaries, shall not exceed (i) $750.0 million plus (ii) the portion, if any, of the Applicable Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (m);”

(i) Section 6.06 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subclause (i) thereof, replacing the period at the end of subclause (j) thereof with “; and” and adding the following subclause (k) at the end thereof:

“(k) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Holdings and the Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such dividend or distribution with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b), Holdings may declare and pay dividends or other distributions on a semiannual basis to Finance LLC no earlier than three Business Days prior to the next interest payment date on the Finance Notes and in an amount not to exceed the amount of Finance LLC’s semiannual interest payment obligations on the Finance Notes on such next interest payment date.”

(j) Section 6.10(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a) During any fiscal year Holdings and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed the amount set forth opposite such fiscal year below:

Year	Amount
2009	$130,000,000
2010	$225,000,000
2011	$225,000,000
2012	$250,000,000
2013	$250,000,000
2014	$250,000,000
2015	$250,000,000
2016	$275,000,000
2017	$275,000,000

(k) Section 6.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 6.12. Total Leverage Ratio. Permit the Total Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
June 30, 2009 – September 30, 2010	5.00 to 1.00
October 1, 2010 – September 30, 2011	4.75 to 1.00
October 1, 2011 – thereafter	4.25 to 1.00”

(l) Section 6.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following

“SECTION 6.13. Secured Leverage Ratio. Permit the Secured Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
June 30, 2009 – September 30, 2009	2.25 to 1.00
October 1, 2009 – Amendment No. 3 Effective Date	2.30 to 1.00
Amendment No. 3 Effective Date – thereafter	2.30 to 1.00

Section 2. Amendments to the U.S. Collateral Agreement

(a) Section 1.02 of the U.S. Collateral Agreement is hereby amended by deleting clause (b) of the definition of “Obligations” contained therein and replacing it with the following:

“(b) the due and punctual payment and performance of all obligations of the U.S. Borrower or any of its Subsidiaries under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or thereafter or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or thereafter,”

(b) Section 1.02 of the U.S. Collateral Agreement is hereby amended by deleting subclause (c)(ii) of the definition of “Obligations” contained therein and replacing it with the following:

“(ii) the due and punctual payment and performance of all obligations of Foreign Subsidiaries in respect of Indebtedness (to the extent such Indebtedness is permitted to be incurred under Section 6.01(k) of the Credit Agreement and is identified as Indebtedness on Schedule 6.01(k) of the Credit Agreement (as modified from time to time) that will be secured by a Lien on the Collateral) that is with a counterparty that is a Lender or an Affiliate of a Lender at the time of borrowing or thereafter”

Section 3. Conditions Precedent to the Effectiveness of this Amendment

This Amendment shall become effective as of the date first written above when, and only when, each of the following conditions precedent shall have been satisfied (the “Amendment No. 3 Effective Date”):

(i) Increase Joinders. (a) The Joinder Agreement, dated as of October 5, 2010 (the “Tranche B-1 Joinder Agreement”), by and among the Administrative Agent, Holdings, the U.S. Borrower and the Tranche B-1 Lenders (as defined in the Tranche B-1 Joinder Agreement) shall have become effective and the Tranche B-1 Closing Date (as defined in the Tranche B-1 Joinder Agreement) shall have occurred, at a time no later than immediately prior to the effectiveness of this Amendment and (b) the Joinder Agreement, dated as of October 5, 2010 (the “Tranche C-1 Joinder Agreement”), by and among the Administrative Agent, Holdings, the U.S. Borrower and the Tranche C-1 Lenders (as defined in the Tranche C-1 Joinder Agreement) shall have become effective and the Tranche C-1 Closing Date (as defined in the Joinder Agreement) shall have occurred, at a time no later than immediately prior to the effectiveness of this Amendment;

(ii) Repayment of Term Loans. The Existing Term Loans and the Initial Term Loans (as defined in the Tranche B-1 Joinder Agreement) shall have been repaid in full.

(iii) Executed Counterparts. The Administrative Agent shall have received this Amendment, duly executed by Holdings, the U.S. Borrower, each other Loan Party, the Administrative Agent and the Required Lenders;

(iv) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in all respects to the Administrative Agent;

(v) No Default or Event of Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and

(vi) Fees and Expenses. The U.S. Borrower shall have paid the reasonable out-of-pocket expenses of Deutsche Bank Securities Inc., as Lead Arranger (the “Lead Arranger”), and the reasonable fees, disbursements and other charges of counsel to the Lead Arranger and the Agents in connection with this Amendment.

Section 4. Representations and Warranties

On and as of the Amendment No. 3 Effective Date, after giving effect to this Amendment, the U.S. Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) this Amendment has been duly authorized, executed and delivered by the U.S. Borrower and Holdings and constitutes the legal, valid and binding obligations of the U.S. Borrower and Holdings enforceable against the U.S. Borrower and Holdings in accordance with its terms and the Credit Agreement as amended by this Amendment and constitutes the legal, valid and binding obligation of the U.S. Borrower and Holdings enforceable against the U.S. Borrower and Holdings in accordance with its terms;

(b) each of the representations and warranties contained in Article III (Representations and Warranties) of the Credit Agreement and each other Loan Document is true and correct in all material respects on and as of the Amendment No. 3 Effective Date, as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references therein to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby and after giving effect to the consents and waivers set forth herein; and

(c) no Default or Event of Default has occurred and is continuing.

Section 5. Expenses

The U.S. Borrower and each other Loan Party agrees to pay on demand in accordance with the terms of Section 9.05(a) (Costs and Expenses) of the Credit Agreement all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

Section 6. Reference to the Effect on the Loan Documents

(a) As of the Amendment No. 3 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement, as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Amendment No. 3 Effective Date.

(b) Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the U.S. Borrower, Lead Arranger or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d) This Amendment is a Loan Document.

Section 7. Execution in Counterparts

This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 8. Governing Law

This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

Section 9. Section Titles

The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error. If any reference to the number of a section (but not to any clause, sub-clause or subsection thereof) of any Loan Document is followed immediately by a reference in parenthesis to the title of a section of any Loan Document, the title reference shall govern in case of direct conflict absent manifest error.

Section 10. Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 11. Severability

The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 12. Successors

The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 13. Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and general partners thereunto duly authorized, as of the date first written above.

NALCO HOLDINGS LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

NALCO COMPANY, as the U.S. Borrower

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

Nalco Company Credit Agreement

Amendment No. 3

NALCO GULF RESPONSE CORP.

By:	/s/ Michael P. Murphy
	Name:	Michael P. Murphy
	Title:	Assistant Secretary

CALGON LLC NALCO CROSSBOW WATER LLC NALCO DELAWARE COMPANY

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Secretary

MOBOTEC AB, INC.

NALCO INDUSTRIAL OUTSOURCING COMPANY

NALCO ONE SOURCE LLC

NALCO PWS, INC.

NALCO LEASING CORPORATION

NALTECH, INC.

NALCO ENERGY SERVICES MIDDLE EAST
HOLDINGS, INC.

NALCO ENERGY SERVICES EQUATORIAL
GUINEA LLC

ONES WEST AFRICA LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

Nalco Company Credit Agreement

Amendment No. 3

NALCO IP HOLDER LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Manager and Secretary

NALCO TWO, INC.

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Director and Secretary

NALCO GLOBAL HOLDINGS LLC NALCO INTERNATIONAL HOLDINGS LLC

By:	/s/ Michael P. Murphy
	Name:	Michael P. Murphy
	Title:	Manager

RES-KEM LLC

By:	/s/ Michael P. Murphy
	Name:	Michael P. Murphy
	Title:	Assistant Secretary

Nalco Company Credit Agreement

Amendment No. 3

NALCO FAB-TECH LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Manager and Vice President

NALCO MOBOTEC, INC.

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Director and Vice President

Nalco Company Credit Agreement

Amendment No. 3

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Jeff Hallmark
	Name:	Jeff Hallmark
	Title:	Senior Vice President

Nalco Company Credit Agreement

Amendment No. 3